UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

GYRODYNE COMPANY OF AMERICA, INC.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

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One Flowerfield, Suite 24

Saint James, New York 11780

IMPORTANT REMINDER

July 17, 2015

Dear Shareholder:

Our records reflect that you have not voted your proxy with respect to the Special Meeting of Shareholders of Gyrodyne Company of America scheduled to be held on August 20, 2015. Even if you plan to attend the meeting in person, please take a moment right now to ensure that your shares are represented at this important meeting.

Your Board of Directors has carefully reviewed the merits of the merger proposal and unanimously recommends that shareholders vote “FOR”.

In order to make it convenient for you to vote, we are enclosing a duplicate proxy card for your use. We have also made arrangements for you to be able to vote by telephone or internet, as well as by mail. Simply follow the instructions on the enclosed proxy card.

Please vote by telephone or internet today! Holders of at least two-thirds of all outstanding shares must vote in favor to authorize the merger. If you don’t vote, your non-vote will have the same effect as a vote against the merger. Remember - every share and every vote counts! You may also sign, date and mail your proxy card in the envelope provided. If you have any questions, please call our proxy solicitor, MacKenzie Partners, Inc., at

(800) 322-2885.

Thank you for your continued support.

Sincerely,

Frederick C. Braun III

President and Chief Executive Officer